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Exhibit 15

[MOSS-ADAMS LLP LETTERHEAD]

Certified Public Accountants

ACCOUNTANT'S REPORT

Pacifica Bancorp, Inc.
Skyline Tower
10900 NE 4th Street, Suite 200
Bellevue, Washington 98004

Gentlemen:

We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim financial information of Pacifica Bancorp, Inc. and Subsidiaries for the periods ended March 31, 2001 and 2000, as indicated in our report dated April 26, 2001, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10QSB for the quarters ended March 31, 2001, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Bellingham, Washington
August 31, 2001

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